EXHIBIT 10-4

SALARY CONTINUATION PLAN

The Harbor Bank of Maryland

Baltimore, MD

Salary Continuation Plan

October 5, 2000

Copyright © 2000 by Bank Compensation Strategies

Table of Contents

Introduction	1
Plan Summary	2
Report to the Department of Labor	3
Accounting and Taxation	3
Insurance Policies	3
Surrender Charges	5
Subsidiary Accounts	5
Regulatory Report Treatment	5
Income Taxes and Deferred Income Taxes	5
Alternative Minimum Tax	5
Modified Endowment Contract Taxation	6
Deferred Taxes	7
Salary Continuation Plans	7
Subsidiary Accounts	9
Regulatory Report Treatment	9
Income Taxes and Deferred Income Taxes	9
Taxation and Deferred Taxation of the Bank	9
Taxation of the Executive - Income Tax	10
Taxation of the Executive - Social Security Tax	10
Effects on Executive Social Security Benefits	10
Documentation and Approval of Your Plan	11
Regulatory Issues	11
Contact People in our Company	12
Exhibit 1	13

Introduction

Your bank has implemented an executive benefit plan. The plan was designed by Bank Compensation Strategies through Doug Harper of our regional office in Williamsburg, Virginia.

Bank Compensation Strategies is based in Minneapolis, Minnesota. Our business is designing and marketing non-qualified compensation plans and products for executives and directors of banks and other financial institutions. This is our only business and our objective is to provide you with superior advice and service and high quality products. We operate through a network of Executive Benefits Consultants throughout the United States.

We are endorsed and recommended by the American Bankers Association, the Maryland Bankers Association, as well as 43 additional banking trade organizations located throughout the United States.

We have prepared this Owner’s Manual to provide the following:

•	A “plain English” description of the plan which has been implemented;

•	Information concerning records you should maintain;

•	Guidance concerning accounting procedures;

•	A description of the type and frequency of correspondence you should expect to receive; and

•	Names of experienced contact people at our office if you should have any questions.

Please do not hesitate to telephone us if we can be of assistance.

Plan Summary

Salary Continuation Plan

A Salary Continuation Plan (SCP) is a non-qualified executive benefit plan in which the bank agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. One of the primary reasons for a bank to use this type of fringe benefit is to attract and retain valuable employees. Unlike a 401 (k) plan or a pension plan, the SCP is a non-qualified plan. Accordingly, the bank can selectively reward certain key executives without regard to the non-discrimination and reporting requirements of qualified plans. The SCP is also an unfunded plan that means there are no specific assets set aside by the bank in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank.

The SCP is embodied in a written agreement between the bank and the executives selected to participate in the plan. The agreement includes provisions that indicate the benefits to be provided at retirement or in the event of death, disability, or termination of employment prior to retirement.

The following individuals are included in the SCP:

Name	Birthdate	Retirement Age	Annual Retirement Benefit	Duration of Retirement Benefit
Haskins, Joseph	02-26-48	65	200,000	15 Years
Johnson, Lester	11-27-45	65	90,000	15 Years

The life insurance purchased by your bank is designed to offset the bank’s contractual obligation to pay preretirement death benefits and to recover the bank’s cost of providing benefits. The executive is the insured person under the policy, while the bank is the owner and beneficiary. The insured executive has no claim on the insurance policy, its cash value or the proceeds thereof. While the insurance contract and the SCP agreement are executed at the same time, there is no direct linkage between the two.

The combination of tax-preferred income generated by the cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants are the economic reasons that a bank can often provide this significant fringe benefit to its executives at little or no cost to the bank.

Report to the Department of Labor

Your bank must comply with the reporting requirements of the Employee Retirement Income Security Act (ERISA). The Secretary of Labor has established a simplified reporting format to satisfy this requirement. The Department of Labor must be notified that the plan was adopted, that a copy of the plan will be provided upon request, and that the plan covers only a select group of management or highly compensated executives. The notice must be filed with the Secretary of Labor within 120 days after the inception of the plan. A letter that satisfies this requirement was provided to you shortly after the adoption of the plan for filing with the Department of Labor. It is very important that this filing is made on a timely basis. Failure to file this report could result in the requirement to meet the full reporting, disclosure and other requirements of qualified retirement plans. Significant penalties could be imposed for failure to file the appropriate reports. Please contact us if you did not receive this letter and we will provide an additional copy.

Accounting and Taxation

When your bank made the wire transfer of funds to purchase the insurance policies, we sent a letter to you which provided the initial accounting entries necessary to account for the plan and the policies on the bank’s books. This section of the manual will provide you with a general discussion of the accounting principles concerning the insurance policies and the SCP. The two elements of the plan, the life insurance and the SCP should be accounted for separately.

Insurance Policies

The policies purchased by your bank are a form of flexible payment universal life insurance covering the following individuals:

Name of Insured	* Insurer	Policy No.	Amount of Payment	No. of Pymts	Policy Load	Initial Net Insurance	Total Death Benefit
ins, Joseph	GWL	86001182	715,000	1	0	937,000	1,652,000
ins, Joseph	WCL	ZUA384548	765,000	1	0	1,075,000	1,840,000
ins, Joseph	CLI	624655	710,000	1	0	950,000	1,660,000
ins, Joseph	WCL	ZUA384354	700,000	1	0	966,000	1,666,000
son, Lester	GWL	86001181	375,000	1	0	444,000	819,000

*CLI = Clarica Life Insurance Company;

  GWL = Great West Life & Annuity Insurance Company; and

  WCL = West Coast Life Insurance Company

When your bank made the wire transfer of funds to purchase the life insurance policies, a cash surrender value asset should have been recorded for the amount of the premium. Each month thereafter, the insurance mortality costs should be reported as an expense which reduces the cash surrender value and the policy earnings should be reported as income, which increases the cash surrender value asset. The mortality costs and the policy income are recorded at the end of each month.

At the end of the calendar year, you will receive a year-end statement on each individual insurance policy directly from the insurance company. The annual statement will detail the income and expenses associated with each policy and the year-end cash surrender value. You should use the year-end statements to assure that your books balance to the insurance company’s cash values. Usually there are minor adjustments that have to be made.

Your policies were purchased from CLI, GWL and WCL. You will receive a letter each July from CLI and GWL for each policy. This letter will advise you of any change in the policy interest rate and will contain a forecast of the income and expenses and policy equity values for the next 12-month period (July to June). Every January you will receive a similar letter from WCL. This letter will also advise you of changes and will contain forecasts for the next 12-month period (January to December). You should use the projections to adjust your monthly entries for mortality costs and policy earnings for the following 12-month period.

If an individual covered by insurance leaves the bank’s employ, in most instances, the insurance need not be surrendered. Insurable interest is established at the time the policy is applied for; no requalification is required. All of the policies purchased by your bank can be maintained or can be transferred to one or more of the bank’s other executives for a nominal cost. The cost is dependent upon the age and insurability of the new insured person and results in an adjustment to the mortality costs of the transferred policy. By taking advantage of the transfer feature, the bank can avoid any policy surrender charges. In Revenue Ruling 90-109, the IRS ruled that an exchange of insureds in an insurance policy is a taxable transaction, much the same as if the old policy was actually surrendered and a new policy purchased.

The insurance policies purchased by your bank were issued by high quality, well capitalized insurance companies. (Please refer to Exhibit I for the Standard & Poor’s and A.M. Best ratings in effect at the time the policies were purchased.) You will receive periodic financial data on the insurer to enable you to monitor the insurer’s financial condition and performance. In the event that you desire to reduce the bank’s financial exposure to a particular insurer, an existing policy can be exchanged for a new policy with another insurer on a tax-free basis by way of an exchange under Section 1035 of the Internal Revenue Code, which is similar in concept to an Individual Retirement Account (IRA) roll over. This type of transaction would be subject to the underwriting requirements of the new insurer and there may be policy load charges on the new policy. Please contact us if you would like to pursue this option.

Surrender Charges

There are no surrender charges associated with these policies. Therefore, under FASB Technical Bulletin 85-4, the full account value may be recorded as an asset.

Subsidiary Accounts

We recommend that you establish a subsidiary record for each individual insurance policy to assure that your records properly reflect the carrying value of each individual policy and to facilitate balancing your books with the periodic correspondence from the insurance company.

Regulatory Report Treatment

The instructions for the Consolidated Reports of Income and Condition (“Call Reports”) indicate with respect to Schedule RC — Balance Sheet, that the cash surrender value of life insurance policies be reported in Other Assets.

With respect to Schedule Rl — Income Statement, the insurance policy income should be included in “Other non-interest income.” Expenses associated with the insurance policies (mortality) should be included in “Other non-interest expense.”

Income Taxes and Deferred Income Taxes

The life insurance premium paid by the bank is not a deductible expense for income tax purposes. Likewise, the monthly mortality charge is not a tax deductible expense.

Death benefits received from life insurance policies are not taxable income to the bank (except for possible alternative minimum taxes discussed below). The annual increase in the policy cash surrender value is also not includable in taxable income.

Alternative Minimum Tax

The corporate income tax system requires the annual calculation of the alternative minimum tax. Certain deductions for regular tax purposes are disallowed in the calculation of the alternative minimum tax. In addition, some items of income which are not taxable for regular tax purposes are fully or partially taxable in the minimum tax calculation. If the alternative minimum tax is greater than the regular tax liability, the higher alternative minimum tax is payable. The extent to which the alternative minimum tax exceeds the regular tax becomes a minimum tax credit that is carried forward to future years as a tax credit against regular income taxes. The life insurance policy owned by your bank creates two items that are included in the calculation of the alternative minimum tax:

•	The annual increase in the cash surrender value of the policies

•	The death benefit received to the extent it exceeds the cash surrender value at the date of death

Modified Endowment Contract Taxation

The life insurance policies purchased by your bank are classified as modified endowment contracts under the Internal Revenue Code. A life insurance policy becomes a modified endowment contract if the amount paid into the policy during the first seven years exceeds a cumulative premium limit. The annual increase in policy cash surrender value and death benefits received are not taxable as discussed above. However, distributions through policy loans or other withdrawals are treated as a distribution of earnings first and cost basis last. The amount of earnings distributed are currently taxable. In addition, the amount includable in income would be subject to an additional 10% tax similar to what an individual would pay on an IRA distribution before the age of 59 1/2.

The surrender of a policy will also result in the taxation of the accumulated earnings and the payment of the additional 10% penalty tax. An aggregation rule under Internal Revenue Code section 72(e)(11) requires that all policies purchased from the same insurer during the same calendar year be combined for purposes of determining the taxable gain in the event of policy surrender.

The following describes the advantages and disadvantages of modified endowment contracts:

Advantages

•	Modified endowment contracts allow for much larger investment and, thus much higher tax-free build-up of income.

•	Modified endowment contracts allow for faster increases in the ultimate death benefit that the Bank would receive tax-free.

•	Modified endowment contracts enjoy the same tax benefits as non-modified endowment contracts as far as a tax-free exchange under Section 1035 of IRS code is concerned.

•	The compound earnings that can be expected to be accumulated on a modified endowment contract is substantially higher than a non-modified endowment contract when held until death.

•	Financial institutions generally have a ready source of cash. Since a financial institution’s effective cost of borrowing is almost always substantially less than the cost of a policy loan, the financial institution would seldom make use of the policy loan feature. Accordingly, little would be gained by using non-modified endowment contracts. For example, the current net effective rate charged on policy loans by insurance companies is between 6.00% and 8.00%, while the after tax cost of deposits of most financial institutions is around 4.00%.

Disadvantages

•	As stated above, policy loans from modified endowment contracts result in current taxation.

•	Surrenders of modified endowment contracts result in a 10% higher tax rate on the accumulated earnings than do non-modified endowment contracts.

Deferred Taxes

Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes does not require a financial institution to recognize a deferred tax liability on the cash surrender value in excess of cost if it is expected that the policy will be held until the death of the insured and the death benefit is not taxable income under the U.S. Tax Law for regular tax purposes. Therefore, if your tax planning strategy is to hold the policies until death, there is no need to record deferred taxes on the build up of cash value in the policy.

Salary Continuation Plans

Your SCP is one or more individual salary continuation contracts with specific terms determined on an individual-by-individual basis. Therefore, we have prepared benefit accruals utilizing Accounting Principles Board Opinion No. 12 (APB 12) methodology (as amended by paragraph 13 of Statement of Financial Accounting Standards 106). The accounting rules set out in APB 12 are explained below.

To the extent that the salary continuation agreement attributes all or a portion of the expected future benefits to a specific year of the executive’s service, the cost of those benefits should be recognized in that year. To the extent the agreement attributes all or a portion of the future benefits to a period greater than one year, the cost of those benefits should be accrued over that period of the employee’s service in a systematic and rational manner.

At the end of the executive’s period of service, the aggregate amount accrued should equal the then present value of the benefits expected to be paid to the executive (and heirs, if applicable). In addition, the accruals must result in an accrued amount at the full eligibility date equal to the then present value of all the benefits expected to be paid. The full eligibility date is that date after which no additional incremental benefits are earned for additional years of service.

The following two examples illustrate the application of the full eligibility test. Assume a contract promises a specific annual benefit of $20,000 per year for 10 years beginning at age 65 if the 50-year-old executive serves until at least age 62 and has ten years of service. The full eligibility date would be that date on which the executive turns age 62 because no additional benefits are earned after that date. In this example, the then present value of the benefits must be accrued at the executive’s age 62, by using a systematic and rational method of accruing from age 50 to age 62.

Assume a contract promises 50% of final salary as an annual benefit beginning at age 65. The benefit is fully vested when the 50-year-old executive enters into the agreement. It is expected that the executive’s annual salary will increase approximately 5% each year. Full eligibility is not reached until age 65 because the executive earns an additional benefit equal to 50% of the increase in salary each year from age 50 to retirement at age 65 in return for service during each of those years. The then present value of the benefits must be accrued at the executive’s age 65, by using a systematic and rational method of accruing from age 50 to age 65.

The full eligibility date is key to proper accounting under APB 12. BCS has provided the accompanying accrual schedules (“Individual Plan Accounting - Salary Continuation Plan”) that were prepared using the interest method, the most prevalent method used for APB 12 accounting. The schedules assume that full eligibility occurs at expected normal retirement age. If this is not the case, please contact the BCS customer service department so that adjusted schedules can be prepared.

The balances appearing in the column entitled “Accrued Benefit Liability” are the amounts that should be reflected as a liability on the bank’s balance sheet at the end of each plan year. The amount in the column entitled “Pre-Tax Plan Expense - Annual” is the charge to expense that should be recorded during the respective plan year. Note that the annual expense increases each year until retirement. This occurs because the accruals are prepared using the interest method.

In the preretirement period, the journal entries to record the benefit plan will take the following form:

Debit: Salary Continuation Expense	$XXX - annual expense from schedules

Credit: Accrued Benefit Liability	$XXX - annual expense from schedule

Once retirement benefit payments begin, the annual expense will begin to decrease. The journal entries to record the benefit plan from that point on will take the following form:

Debit: Salary Continuation Expense	$XXX - annual expense from schedules

Debit: Accrued Benefit Liability	$XXX - difference between cash and expense

Credit: Cash	$XXX - benefit payment amount

Quarterly or monthly entries can be prepared from the schedules by dividing the annual amounts on the schedules by 4 or 12, respectively.

The discount rate used in the calculations appears in the upper right hand heading of the schedule. The discount rate is selected at the inception of the plan as a reasonable long-term rate commensurate with the duration and unsecured risk status of the benefit obligation. Once selected it is generally not adjusted for periodic fluctuations in prevailing market rates.

Subsidiary Accounts

We recommend that you establish a separate subsidiary liability account for each executive who is included in an SCP at your bank. Unless the terms of the SCP agreements are revised or amended, the accrual schedules will not change and can be used for each year of the plan as discussed in the preceding section of this manual.

Regulatory Report Treatment

The annual expense for the SCP should be included in Non-interest expenses, specifically, salaries and employee benefits, in Schedule Rl — Income Statement.

With respect to Schedule RC — Balance Sheet, the balance of the liability account for amounts accrued for the SCP should be reported in Other liabilities.

Income Taxes and Deferred Income Taxes

Taxation and Deferred Taxation of the Bank

Current federal and state tax laws do not allow a deduction for income tax purposes for annual accruals under an SCP. When benefit payments are includable in an executive’s gross income, the bank may deduct the payments.

The annual accruals however, are an expense for financial statement purposes. This difference in the timing of the expense recognition between income tax and financial reporting results in the recording of a deferred tax asset under SFAS 109. This deferred tax asset is adjusted each accounting period such that it equals the accrued benefit obligation multiplied by the applicable tax rate as described in SFAS 109. These adjustments result in a charge or credit to income tax expense. We recommend that you consult with your CPA if you have further questions regarding deferred taxes for your bank.

Taxation of the Executive - Income Tax

During the preretirement period, there is no reportable income to the executive. Payments to a retired executive are taxable income and are subject to federal income tax withholding when received.

Taxation of the Executive - Social Security Tax

Under new regulations issued in January, 2000, salary continuation benefits are to be included as wages for purposes of FICA and Medicare taxes as of the later of (1) when the services are performed or (2) when there is no substantial risk of forfeiture of the benefits (I.E., vesting). Once an amount is included under these rules, then neither the amount taxed nor the income attributable to it will be taxed for FICA and Medicare tax purposes when benefits are paid.

The annual vested benefit should be included for purposes of FICA and Medicare taxes. The FICA tax rate is 6.2% for wages up to $76,200 for 2000. The Medicare tax rate is 1.45% on all includable compensation. The includable amounts under the SCP must be combined with other wages paid to determine the appropriate tax liability. The bank must also match the amount of additional FICA and Medicare tax payable under these rules.

The proper recording and payment of applicable FICA and Medicare taxes is very important. Failure to include the vested amounts annually will result in FICA and Medicare taxation when benefits are paid. In many instances, executive’s regular compensation exceeds the FICA wage base (currently $76,200). Accordingly, only the Medicare tax of 1.45% is payable by the bank and employee on the annual vested benefit.

Effects on Executive Social Security Benefits

An annual earnings test is applied to determine if social security benefits must be reduced due to the receipt of earned income above certain levels. Salary continuation payments to an individual will not be considered earned income and will not cause a reduction in social security benefits provided that the proper amounts have been previously included and taxed for FICA and Medicare tax purposes as discussed above.

Documentation and Approval of Your Plan

The establishment of the SCP and the purchase of insurance on the lives of the bank’s executives should have been approved by your bank’s board of directors or by an appropriate committee thereof.

The SCP established by your bank should be in writing and should contain all of the terms of the agreement between the bank and the covered executive.

Our executive benefits consultant may have provided you with copies of sample agreements for the SCP. We recommend that your bank’s attorney either prepare or review the agreements prior to their execution.

Regulatory Issues

Bank examiners and the various bank regulatory agencies will expect:

•	accounting for the benefit plans and the related insurance policies are consistent with generally accepted accounting principles;

•	the benefit plans are covered by written agreements between the bank and the covered executive;

•	the benefit plan and related insurance are properly approved by your board of directors;

•	documentation relating to insurance company financial stability;

•	the cash surrender value of insurance with any one company is reasonable in relation to your bank’s capital and reserves; and

•	compliance with OCC Bulletin 2000-23.

Policies purchased must comply with OCC Bulletin 2000-23, which was issued by the Comptroller of the Currency on July 20, 2000. A state bank holding a policy that does not conform to the bulletin must apply to the FDIC for permission to retain the policy.

Your plan has been designed to comply with the requirements of bank regulatory agencies.

Please feel free to refer any questions from bank examiners to us.